Exhibit 99.1

SUNEDISON SEMICONDUCTOR REPORTS SECOND QUARTER 2016 RESULTS

St. Peters, Missouri, August 3, 2016 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Summary:

•	Revenue grew sequentially due to increased volumes and stable pricing

•	Gross profit up sequentially

•	Received final installment of a customer deposit, the first portion of which was received during the 2016 first quarter

Results Review
Net sales for the 2016 second quarter were $190.9 million, up 4.7% sequentially compared to $182.3 million in the prior quarter. The sequential increase was primarily driven by higher unit volume and stable pricing. Gross profit for the 2016 second quarter was $17.5 million, or 9.2% of net sales, compared to $15.0 million, or 8.2% of net sales in the prior quarter.
“I am pleased with our second quarter performance. We grew our revenue and gross profits sequentially. Wafer demand improved quarter-on-quarter across all diameters, and this together with stable average pricing had a positive impact on our revenue.” said Shaker Sadasivam, President and CEO. “Although there is nothing material to report at this time on our ongoing review of strategic alternatives, those efforts are continuing while we remain focused on delivering high quality products and service for our customers.”
Second quarter 2016 operating loss was $25.9 million, compared to an operating loss of $12.8 million in the 2016 first quarter. Second quarter 2016 operating loss included a $14.7 million long-lived asset impairment charge related to the previous sale of our polysilicon and chlorosilanes plant in Merano, Italy, and a $1.1 million charge related to previously announced restructuring activities. First quarter 2016 operating loss included a $1.5 million charge related to previously announced restructuring activities.
Second quarter 2016 operating cash flow was $11.1 million compared to $11.0 million in the prior quarter. Second quarter 2016 cash from financing activities was $1.2 million, and cash used in investing activities of $13.0 million included $16.9 million of capital spending. Funds remaining on deposit from a customer were $20.1 million. The Company ended the quarter with cash and cash equivalents of $79.2 million, excluding the customer deposit.
Second quarter 2016 Adjusted EBITDA was $20.3 million, or 10.6% of sales, down $0.2 million compared to $20.5 million, or 11.2% of sales for the prior quarter. Second quarter 2016 and first quarter 2016 Adjusted EBITDA included foreign exchange losses of $2.9 million and $1.0 million, respectively, associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. Please see the reconciliation of Adjusted EBITDA to GAAP financial measures and a description of Adjusted EBITDA in the attached financial tables.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, August 4, 2016, at 9:00 a.m. ET to discuss the Company’s second quarter 2016 results and related business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

A replay of the conference call will be available from 10:30 a.m. ET on August 4, 2016, until 11:59 p.m. ET on August 18, 2016. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 397511. An audio replay will also be available on the Company’s web site.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI". For more information about SunEdison Semiconductor, please visit www.sunedisonsemi.com.

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net sales to non-affiliates	$190.9	$182.3	$207.0	$373.2	$406.0
Net sales to affiliates	—	—	0.4	—	0.8
Cost of goods sold	173.4	167.3	183.9	340.7	366.1
Gross profit	17.5	15.0	23.5	32.5	40.7
Operating expenses:
Marketing and administration	20.9	19.7	21.4	40.6	41.9
Research and development	6.7	6.6	7.3	13.3	15.4
Restructuring charges (reversals)	1.1	1.5	(1.4)	2.6	(0.2)
Long-lived asset impairment charges	14.7	—	1.2	14.7	1.3
Operating loss	(25.9)	(12.8)	(5.0)	(38.7)	(17.7)
Non-operating expenses (income):
Interest expense	3.4	4.0	3.6	7.4	7.1
Interest income	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Other, net	2.9	6.8	1.2	9.7	(9.2)
Total non-operating expenses (income)	6.2	10.7	4.7	16.9	(2.3)
Loss before income tax expense	(32.1)	(23.5)	(9.7)	(55.6)	(15.4)
Income tax expense	5.4	7.4	5.1	12.8	8.4
Loss before equity in loss of equity method investments	(37.5)	(30.9)	(14.8)	(68.4)	(23.8)
Equity in loss of equity method investments, net of tax	(11.0)	(86.2)	(0.7)	(97.2)	(1.0)
Net loss	$(48.5)	$(117.1)	$(15.5)	$(165.6)	$(24.8)
Basic loss per share	$(1.15)	$(2.79)	$(0.37)	$(3.94)	$(0.60)
Diluted loss per share	$(1.15)	$(2.79)	$(0.37)	$(3.94)	$(0.60)
Weighted-average shares used in computing basic loss per share	42.0	42.0	41.6	42.0	41.6
Weighted-average shares used in computing diluted loss per share	42.0	42.0	41.6	42.0	41.6

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$79.2	$83.5
Accounts receivable, net	94.0	85.8
Inventories	114.5	109.3
Prepaid and other current assets	28.2	31.2
Total current assets	315.9	309.8
Property, plant, and equipment, net	528.8	530.8
Investments	0.3	121.9
Other assets	99.4	86.5
Total assets	$944.4	$1,049.0

Liabilities and Shareholders' Equity
Current liabilities:
Current portion, long-term debt	$11.7	$6.7
Short-term borrowings	9.3	6.6
Accounts payable	123.5	116.5
Deposit for investment distribution	—	35.0
Accrued liabilities	40.7	46.4
Accrued wages and salaries	24.1	21.1
Restructuring liabilities	7.4	9.1
Total current liabilities	216.7	241.4
Long-term debt, less current portion	191.5	191.9
Pension and post-employment liabilities	52.2	51.9
Restructuring liabilities	0.2	3.5
Refundable customer deposits	38.6	—
Other liabilities	23.5	22.2
Total liabilities	522.7	510.9

Shareholders' equity:
Ordinary shares	964.9	957.2
Accumulated deficit	(381.0)	(215.4)
Accumulated other comprehensive loss	(163.4)	(204.9)
Total SunEdison Semiconductor Limited shareholders' equity	420.5	536.9
Noncontrolling interests	1.2	1.2
Total shareholders' equity	421.7	538.1
Total liabilities and shareholders' equity	$944.4	$1,049.0

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net loss	$(48.5)	$(117.1)	$(15.5)	$(165.6)	$(24.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28.5	26.5	27.8	55.0	57.5
Loss on partial sale of SMP investment	—	6.1	—	6.1	—
Long-lived asset impairment charges	14.7	—	1.2	14.7	1.3
Stock-based compensation	4.1	3.9	3.4	8.0	7.0
Provision for deferred taxes	2.5	0.4	0.5	2.9	4.0
Equity in loss of equity method investments	11.0	86.2	0.7	97.2	1.0
Other	0.6	1.5	—	2.1	(0.5)
Changes in assets and liabilities:
Accounts receivable	(2.1)	(8.1)	(5.7)	(10.2)	(9.6)
Inventories	(2.6)	0.5	9.1	(2.1)	14.8
Accounts receivable, affiliate	—	—	(2.9)	—	(8.0)
Accounts payable, affiliate	—	—	(1.0)	—	12.4
Prepaid and other current assets	(5.0)	7.2	(1.0)	2.2	(1.4)
Accounts payable and accrued liabilities	9.4	(5.7)	7.0	3.7	14.8
Income taxes payable	(5.3)	3.6	(2.7)	(1.7)	0.4
Pension and post-employment liabilities	(0.3)	(0.3)	(0.4)	(0.6)	(0.5)
Restructuring liabilities	(0.2)	0.2	(5.7)	—	(6.3)
Other	4.3	6.1	(1.3)	10.4	(14.0)
Net cash provided by operating activities	11.1	11.0	13.5	22.1	48.1
Cash flows from investing activities:
Capital expenditures	(16.9)	(41.0)	(24.1)	(57.9)	(52.9)
Disbursements made for notes receivable	—	—	—	—	(9.1)
Other	3.9	2.5	—	6.4	—
Net cash used in investing activities	(13.0)	(38.5)	(24.1)	(51.5)	(62.0)
Cash flows from financing activities:
Principal payments on long-term debt	(0.4)	(0.4)	(0.5)	(0.8)	(1.0)
Proceeds from long-term debt	—	4.2	—	4.2	—
Change in ordinary shares	(0.3)	—	(0.9)	(0.3)	(0.9)
Net proceeds on short-term borrowings	1.1	1.6	—	2.7	7.6
Advanced payments	0.9	17.7	—	18.6	—
Other	(0.1)	—	(0.1)	(0.1)	—
Net cash provided by (used in) financing activities	1.2	23.1	(1.5)	24.3	5.7
Effect of exchange rate changes on cash and cash equivalents	0.2	0.6	0.1	0.8	(1.4)
Net decrease in cash and cash equivalents	(0.5)	(3.8)	(12.0)	(4.3)	(9.6)
Cash and cash equivalents at beginning of period	79.7	83.5	90.6	83.5	88.2
Cash and cash equivalents at end of period	$79.2	$79.7	$78.6	$79.2	$78.6

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net loss	$(48.5)	$(117.1)	$(15.5)	$(165.6)	$(24.8)
Interest, net	3.3	3.9	3.5	7.2	6.9
Income tax expense	5.4	7.4	5.1	12.8	8.4
Depreciation and amortization	28.0	25.9	27.2	53.9	56.2
Restructuring charges (reversals) and other non-recurring items (1) (2) (3)	2.3	4.2	(1.4)	6.5	(0.2)
Loss on partial sale of SMP investment	—	6.1	—	6.1	—
Long-lived asset impairment charges	14.7	—	1.2	14.7	1.3
Stock compensation expense	4.1	3.9	3.4	8.0	7.0
Equity in loss of equity method investments (4)	11.0	86.2	0.7	97.2	1.0
Adjusted EBITDA [*]	$20.3	$20.5	$24.2	$40.8	$55.8

(1)
For the three months ended March 31, 2016, we recognized approximately $0.2 million of securities transaction tax related to the dispositions of approximately 30% investment interest in SMP, Ltd ("SMP") to our subsidiary. This is a non-recurring expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(2)
For the three months ended June 30, 2016 and March 31, 2016, we reserved approximately $0.3 million and $2.1 million, respectively, in net receivables from SunEdison, Inc., our former parent, due to their filing for Chapter 11 bankruptcy protection on April 21, 2016. This is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(3)
In the current year, we changed our methodology for reporting adjusted EBITDA results to exclude expenses related to our ongoing evaluation of strategic alternatives, consisting mainly of legal and administration expenses related to these activities. For the three months ended June 30, 2016 and March 31, 2016, other non-recurring items included $0.9 million and $0.4 million, respectively, of strategic alternative related expenses. These are non-recurring expenses that are excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(4)
For the three months ended March 31, 2016, we recognized $86.2 million equity in loss of equity method investments, net of tax, primarily due to an $86.9 million other-than-temporary impairment charge related to SMP. For the three months ended June 30, 2016, we recognized $11.0 million equity in loss of equity method investments, net of tax, primarily due to the recognition of accumulated currency translation losses as a result of changing from an equity method to cost method investment for SMP. These charges are non-cash expenses that are excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

[*]
Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define Adjusted EBITDA as earnings before net interest expense; income tax expense (benefit); depreciation and amortization; restructuring charges (reversals); non-recurring items; loss on sale of property, plant, and equipment; long-lived asset impairment charges; pension settlement charges; stock compensation expense; and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring charges (reversals), non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairments, and pension settlement charges which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.